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Exhibit 10.14

CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT

        THIS CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT (the "Agreement") is made and entered into on December 31, 2005, by and between Genoptix, Inc. d/b/a Genoptix Clinical Laboratory (hereinafter referred to as "Genoptix"), and Cartesian Medical Group, Inc. (hereinafter referred to as the "Medical Group").

RECITALS

        WHEREAS, Genoptix owns and operates a licensed and CLIA-certified clinical laboratory (the "Laboratory") located in San Diego, California which provides oncology-related clinical diagnostic laboratory services;

        WHEREAS, Medical Group is comprised of a group of physicians licensed to practice medicine in the State of California who specialize in pathology services ("Professional Services"), and who are board certified or board eligible for certification by the American Board of Pathology, and have experience in the provision and administration of pathology services such as those provided by the Laboratory;

        WHEREAS, Genoptix has determined that this Agreement shall provide for the efficient and effective administration of the Laboratory operations and ensure the provision of quality patient care; and

        WHEREAS, Genoptix desires to contract with Medical Group on to provide Professional Services necessary for the operation of the Laboratory and Medical Group desires to furnish such Professional Services to Genoptix upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and their mutual reliance, the parties hereto agree as follows:

1.     MEDICAL GROUP OBLIGATIONS TO GENOPTIX.

        1.1    Professional Services.

        Pursuant to the terms of this Agreement, Medical Group shall be obligated to provide those Professional Services as more particularly described at Exhibit 1.1-1. In order to provide quality care on a prompt basis available at all times for Genoptix patients, Medical Group agrees to provide professional coverage of duly licensed physicians specializing in pathology at the Laboratory (referred to herein as "Physicians"), during all hours of operation of the Laboratory. All Physicians shall be retained by Medical Group subject to a form employment agreement as set forth at Exhibit 1.1-2. Any variation from this form shall be subject to written approval by Genoptix. In addition, all Physicians must be approved in writing by Genoptix in advance of performing any such Professional Services. It is understood and agreed that Genoptix shall have the right to withdraw its approval of any or all Physicians at any time without cause. Medical Group agrees to withdraw any such disapproved Physician from providing on-site coverage immediately upon notice to Medical Group by Genoptix, stating Genoptix's disapproval. Medical Group shall ensure that sufficient Physicians are provided to perform all necessary Professional Services at the Laboratory.

        1.2    Quality of Care.

        Medical Group shall be solely and exclusively in control of all aspects of the practice of medicine and the provision of medical services to Genoptix, including all medical training and medical supervision of licensed personnel, and Genoptix shall neither have nor exercise any control or direction over the methods by which Medical Group or any Physicians shall practice medicine at the Laboratory. Genoptix's sole function is to render to Medical Group in a competent, efficient and reasonably satisfactory manner all non-physician services necessary for the provision of Professional Services by Medical Group in accordance with the terms of this Agreement. The rendition of all Professional Services shall be the sole responsibility of Medical Group. Genoptix shall have no authority whatsoever with respect to such activities.

        1.3    Qualifications.

        Each Physician under this Agreement shall at all times hold an unrestricted license to practice medicine in the State of California as set forth in Section 1.2; maintain hoard certification or board eligibility; maintain professional liability coverage in accordance with the terms of this Agreement; participate in continuing education as necessary to maintain licensure and the current standard of practice; and comply with all of the laws, rules and regulations of all governmental authorities having jurisdiction thereover.

        1.4    Compliance with Policies and Procedures.

        Medical Group shall at all times comply with Genoptix bylaws, policies, procedures, rules and regulations in the provision of Professional Services pursuant to the terms of this Agreement.

        1.5    Compliance with Law.

        Medical Group shall at all times, during the initial term and any renewal term under this Agreement, comply with all applicable standards set forth by federal, state, or local law, ordinance, or regulation governing the practice of medicine by Physicians.

2.     GENOPTIX OBLIGATIONS TO MEDICAL GROUP.

        For each month during the term of this Agreement, Genoptix, in consultation with the Medical Group, shall provide the following space, items and services to Medical Group in a competent, efficient and reasonably satisfactory manner:

        2.1    Premises.

  (a)
  Genoptix shall provide Medical Group pursuant to the terms of this Agreement the use of the Laboratory and medical office space (the "Premises") located at 3398 Carmel Mountain Road San Diego, CA 92121.

  (b)
  The Premises shall be used and occupied by Medical Group only for the provision of Professional Services on Genoptix patient samples. Medical Group shall not use the Premises for any other purposes without the prior written consent of Genoptix, and Genoptix reserves the right, in its sole discretion, to deny consent. Medical Group shall not use or occupy the Premises in violation of law. Genoptix shall be solely responsible at its sole cost and expense for the maintenance of all necessary licenses, permits, certifications, accreditations or other federal, state, local or other third party approvals necessary for the provision of the Professional Services on the Premises by Medical Group. Neither Genoptix nor Medical Group shall do or permit anything to be done by others in or about the Premises that will in any way obstruct or interfere with the provision of Professional Services by Medical Group. Medical Group shall not use or allow the Premises to be used for any unlawful purpose or in any manner that will tend to create waste or a nuisance.

  (c)
  Genoptix shall provide such maintenance services as are necessary to keep in good order, condition and repair the Premises and the Laboratory.

        2.2    Management Services and Administration.

        Medical Group hereby appoints Genoptix as its sole and exclusive manager and administrator for all non-physician functions and services associated with the Medical Group's provision of Professional Services in accordance with the terms of this Agreement. Unless otherwise mutually agreed upon by the parties, Genoptix accepts full responsibility for the coordination of the day-to-day non-medical business functions associated with the operation of the Medical Group. In addition Genoptix shall provide all accounting and related financial support services in connection with the operation of the Medical Group.

        2.3    Supplies.

        Genoptix shall furnish such supplies as may be reasonably necessary for the provision of Professional Services as determined by Genoptix after consultation with Medical Group.

        2.4    Utilities.

        Genoptix shall make all arrangements for, and pay all costs incidental to, all utilities necessary for the effective operation of the Laboratory, including, without limitation, gas, electricity, water, telephone, trash collection, and janitorial services.

        2.5    Medical Records.

        Genoptix shall provide all services related to the maintenance of patient medical records, including record retrieval services, used in connection with the Medical Group's provision of Professional Services. All patient medical records shall remain the property of Genoptix.

        2.6    Non-Physician Staffing.

        Genoptix shall, in consultation with Medical Group, provide such non-physician personnel ("Support Personnel") as may be reasonably necessary to enable Medical Group to carry out and perform its Professional Services, subject to the following:

  (a)
  Genoptix shall provide all Support Personnel as may be deemed reasonably necessary by Genoptix and Medical Group for the proper and efficient operation of the Laboratory.

  (b)
  Genoptix shall train, manage and supervise all Support Personnel.

  (c)
  Genoptix shall, after consultation with Medical Group, hire and fire all Support Personnel, and shall determine the salaries, fringe benefits, bonuses, health and disability insurance, workers' compensation insurance and any other benefits that each such individual shall receive.

  (d)
  Genoptix shall, after consultation with Medical Group, be responsible for any appropriate disciplinary action required to be taken against Support Personnel.

  (e)
  Medical Group shall consult with Genoptix concerning Medical Group's recommendations on performance evaluations of Genoptix personnel. While Medical Group does not have the authority to terminate the employment of Support Personnel, Medical Group shall have the right to reject as unsuitable any personnel furnished by Genoptix at any time and from time-to-time during the term of this Agreement. Such rejection shall be honored by Genoptix subject to Medical Group's showing that said personnel are technically unsatisfactory for the job to which such personnel has been assigned by reason of lack of experience, ability or technical skill or by reason of personal incompatibility with other persons with whom the personnel are required to work.

        2.7    Dues, Subscriptions and Other Practice Expenses.

        During the term of this Agreement and subject to Genoptix's prior approval, Genoptix shall reimburse Medical Group for actual expenses incurred for dues, subscriptions continuing medical education, medical licenses and DEA registrations and certifications. In addition, Genoptix shall provide reasonable and necessary answering and telephone services.

        2.8    Business Insurance.

        Genoptix shall obtain and maintain, in full force and effect during the term of this Agreement, at its sole cost and expense, business insurance coverage under which Medical Group shall be named as the insured and Genoptix an additional insured, to protect against any liability incident to the operation of the Practice and the Laboratory.

        2.9    Malpractice Insurance.

        During the term of this Agreement and in consultation with Medical Group, Genoptix shall obtain and maintain, in full force and effect during the term of this Agreement, at Genoptix's sole cost and expense, comprehensive professional liability insurance coverage, including malpractice insurance coverage, under which Medical Group and Physicians shall be named as the insured and Genoptix an additional insured, to protect against any liability incident to the rendering of Professional Services at the Laboratory. Such insurance coverage shall be either (i) "occurrence" coverage or (ii) "claims made" coverage with additional "tail" coverage, with coverage limits of not less than One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) annual aggregate.

3.     BILLING, COLLECTING AND COMPENSATION.

        3.1    Assignment of Claims.

        Medical Group and its Physicians hereby assign (or reassign, as the case may be) to Genoptix all claims, demands and rights of Medical Group to charge, bill and collect for Professional Services rendered by Medical Group and its Physicians.

        3.2    Billing and Collecting.

        Genoptix shall be responsible for, and solely entitled to, billing and collection of all charges for Genoptix services and Medical Group's Professional Services furnished at the Laboratory under this Agreement.

        3.3    Schedule of Fees.

        Medical Group shall set the schedule of fees utilized by Genoptix when billing for Professional Services furnished under this Agreement. The schedule of fees shall be limited to the fair market value of the Professional Services furnished by the Medical Group.

        3.4    Compensation for Professional Services.

        On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, beginning with the second (2nd) such month, and on or before the fifteenth (15th) day of each calendar month following the expiration or earlier termination of this Agreement, Genoptix shall pay Medical Group a monthly compensation amount equal to the monthly aggregate of all Medical Group Physician salary and benefit expenses for the specific month at issue for the provision of Professional Services provided by Medical Group to Genoptix under this Agreement for the preceding month. Medical Group's compensation for any partial calendar month during the terms of this Agreement shall be prorated based on the actual days this Agreement is in effect during such partial calendar month.

4.     INDEPENDENT CONTRACTORS.

        In the performance of this Agreement, it is mutually understood and agreed that Medical Group is at all times acting and performing as independent contractor and not as an employee, joint venturer or lessee of Genoptix. Genoptix shall neither have nor exercise any control or direction over the specific methods by which Medical Group performs its services under this Agreement. The sole interest and responsibility of Genoptix shall be to ensure that the services covered by this Agreement are rendered in a competent, efficient and satisfactory manner. Neither Medical Group nor Genoptix shall have any claim under this Agreement or otherwise against the other for workers' compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, social security benefits, disability insurance benefits, unemployment insurance benefits or any other employee benefits, all of which shall be the sole responsibility of Medical Group. Genoptix shall not withhold on behalf of Medical Group any sums for income tax, unemployment insurance, Social Security or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of Medical Group. Medical Group shall indemnify and hold harmless Genoptix from any and all loss or liability, if any, arising with respect to any of the foregoing benefits or withholding requirements.

5.     TERM AND TERMINATION.

        5.1    Term.

        The term of this Agreement shall commence on January 1, 2006, and shall continue in effect for a period of one (1) year, unless terminated sooner pursuant to the terms of this Agreement. The term shall automatically renew for successive one (1) year terms unless otherwise terminated by the parties in accordance with the terms of this Agreement.

        5.2    Grounds for Termination.

        This Agreement may be terminated by reason of any of the following:

  (a)
  Mutual Agreement.

                Mutual agreement of the parties.

  (b)
  Without Cause.

                Genoptix may terminate this Agreement at any time, without cause or penalty, upon sixty (60) days prior written notice.

  (c)
  Material Breach.

                In the event of a material breach of this Agreement by any party hereto, the other party shall have the right to terminate this Agreement by service of written notice upon the defaulting party (the "Default Notice"). In the event such breach is not cured within thirty (30) days after service of the Default Notice, this Agreement may terminate at the election of the nondefaulting party. The party claiming the right to terminate hereunder shall set forth in the notice of intended termination the facts underlying its claim that the other party is in breach of this Agreement.

  (d)
  Automatic Termination.

                Notwithstanding any other provision hereof, this Agreement shall automatically terminate in the event of:

    (1)
    Genoptix's determination, in its sole and absolute discretion, that Medical Group has failed to provide Professional Services in accordance with law or as otherwise required under this Agreement

    (2)
    The cancellation, termination or nonrenewal of Medical Group's professional liability insurance and the failure of Genoptix, after a good faith effort, to obtain replacement coverage for Medical Group prior to such cancellation, termination or nonrenewal;

    (3)
    Any partial or entire transfer of ownership in Medical Group or dissolution of Medical Group that has not received prior written approval from Genoptix; or

    (4)
    The appointment of a receiver of Medical Group's assets, or the assignment by Medical Group for the benefit of creditors or any relief taken or suffered by Medical Group under any bankruptcy or insolvency act.

  (e)
  Special Termination.

                If (1) any legislation, regulations, rules or procedures are duly passed, adopted or implemented by any federal, state or local government or legislative body or any private agencies, or (2) Medical Group or Genoptix shall receive notice of an actual or threatened decision, finding or action by any governmental or private agency, court or third parties (collectively referred to herein as "Action") which Action would result in this Agreement having the effect of: (1) revoking or jeopardizing the clinical laboratory license or CLIA certification granted to Genoptix; or (2) subjecting Genoptix or Medical Group, or any of their employees or agents to civil or criminal prosecution, or other adverse proceedings on the basis of their participation herein, Medical Group and Genoptix shall attempt to amend this Agreement or alter the operation of the Laboratory so as to avoid the Action. If the parties hereto, acting in good faith, are unable to make amendments or alterations to meet the requirements of the agency, court or third party in question, or if the parties determine in good faith that the compliance with such requirements is impossible or unfeasible, this Agreement shall be terminated. It is the intent of the parties that no party shall terminate this Agreement in reliance on this subparagraph (e) unless the decision to terminate is based upon a reasonable concern. At the request of either party, the party requesting termination under this subparagraph (e) shall obtain written advice from legal counsel that substantiates the basis for the termination before exercising its rights under this subparagraph.

        5.3    Effect of Termination.

        The expiration or earlier termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of expiration or termination. In the event of termination of this Agreement, the Physicians shall vacate the premises used for the providing of services pursuant to this Agreement on the effective date of the termination, removing at such time any and all of their personal property. Any personal property which is not so removed, may be removed and stored by Genoptix at Medical Group's expense; put to some other use by Genoptix; discarded; or destroyed.

6.     INDEMNIFICATION.

        Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys' fees and court costs) arising from any act or omission of such indemnifying party, or any of its employees, agents, contractors or subcontractors, during the performance of any of the activities provided for in this Agreement; provided, however, that neither party shall be liable to the other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage, and this provision shall not be interpreted to reduce any insurance coverage to which either party would otherwise be entitled in the absence of this provision.

7.     ACCESS TO BOOKS AND RECORDS.

        Pursuant to Section 952 of the Omnibus Reconciliation Act of 1980, Public Law 96-499, as contained in Section 1861(v)(1) of the Social Security Act, and implementing regulations at 42 C.F.R. Part 420, upon written request any time within four (4) years after the rendering of services under this Agreement, Medical Group agrees to make available to the Secretary of Health and Human Services or to the Comptroller General, or to any of their duly authorized representatives, access to this Agreement and to the books and records (including all writings, transcripts and tapes in any form) of Medical Group as may be necessary to verify the nature and extent of the services furnished pursuant to this Agreement and the costs of such services. Medical Group shall notify Genoptix in writing of any such request and all materials described in such request within ten (10) calendar days after the receipt of such a request by Medical Group.

        Medical Group further agrees that, in the event it carries out any of its duties under this Agreement through a subcontract, with a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period, with a related organization, such contract shall contain a clause to the effect that, until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the Department of Health and Human Services, or upon request to the Controller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents, and. records or organization as are necessary to verify the nature and extent of such costs.

8.     COVENANT NOT TO COMPETE.

        Medical Group agrees to notify Genoptix in writing and seek Genoptix approval, before it implements any future plans to expand Medical Group's provision of professional services of the type required to be performed under this Agreement, for any clinical laboratory, hospital, biotechnology or health facility. Genoptix's approval of Medical Group outside activities shall be subject to a good faith determination by Genoptix that Medical Group's participation in such outside activities shall not (1) directly or indirectly interfere with Medical Group's obligations under this Agreement or (2) interfere with or negatively impact the business of Genoptix. Medical Group acknowledges that a breach of this Section 8 by Medical Group shall be deemed a material breach pursuant to Section 5.2(c), the amount of any monetary damages suffered by Genoptix as a result of such breach are not quantifiable and, therefore, Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

9.     NON-SOLICITATION.

        During the term of this Agreement and for a two (2) year period thereafter, Medical Group shall not, without the prior written consent of Genoptix, directly or indirectly, recruit, solicit or otherwise induce any employee or independent contractor of Genoptix to discontinue such employment or independent contractor arrangement with Genoptix. Medical Group acknowledges that a breach of this Section 9 by Medical Group shall be deemed a material breach pursuant to Section 5.2(c), the amount of any monetary damages suffered by Genoptix as a result of such breach are not quantifiable and, therefore, Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

10.   CONFIDENTIAL INFORMATION.

        Medical Group recognizes and understands that, during the term of this Agreement, Medical Group shall receive, have access to or otherwise become acquainted with various trade secrets, materials and other proprietary information relating to Genoptix which is of a secret or confidential nature ("Confidential Information"). During and after the term of this Agreement, Medical Group shall not use the Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information received by Medical Group to any third party, without the prior written consent of Genoptix. Medical Group acknowledges that a breach of this Section 10 by Medical Group or Director shall result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages, and that Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

11.   HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996.

        Medical Group and all Physicians shall respect and maintain (and shall cause all its employees and agents to respect and maintain) the confidentiality of all Protected Health Information concerning all patients of Genoptix. In furtherance of the parties' intent to comply with applicable state and federal laws and regulations concerning confidential patient health information including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Public Law No. 104-191, and the regulations promulgated thereunder, as amended from time to time (collectively, "HIPAA"), Medical Group agrees to comply with the Business Associate Health Information Disclosure Addendum ("Addendum") attached hereto as Exhibit 11 and incorporated herein by this reference. The terms and conditions set forth in the Addendum shall survive the term of the Agreement. The parties acknowledge that compliance with the provisions of the Addendum is material and a condition precedent to the effectiveness of this Agreement. Any failure by the parties to comply with the Addendum shall render this Agreement immediately void and unenforceable ab initio.

12.   MEDICAL RECORDS.

        Any and all medical records and charts produced as a result of either party's performance under this Agreement shall be and remain the property of Genoptix. Both during and after the term of this Agreement, Medical Group or its agents shall be permitted to inspect and/or duplicate, at Medical Group's expense, any individual chart or record to the extent necessary to meet professional responsibilities to such patient(s) and/or to assist in the defense of any malpractice or similar claim to which such chart or record may be pertinent, provided that such inspection or duplication is permitted and conducted in accordance with applicable legal requirements and pursuant to commonly accepted standards of patient confidentiality. Medical Group shall be solely responsible for maintaining patient confidentiality with respect to any information obtained pursuant to this Section.

13.   RESPONSIBILITY OF MEDICAL GROUP.

        Medical Group shall ensure that any shareholders, partners, contractors and employees of Medical Group agree to and abide by the obligations undertaken by Medical Group pursuant to this Agreement. Medical Group shall be responsible for any injury or damage to Genoptix as a result of violation of this Agreement by any of its shareholder, partners, contractors or employees.

14.   NOTICES.

        Any notice or other communication by either party to the other shall be in writing and shall he deemed to have been duly given on the date of delivery if delivered in person to the party named below, or if delivered by certified or registered mail, postage prepaid, return receipt requested, or other reputable delivery service such as Federal Express, upon the date indicated on the return receipt if addressed as follows:

If to Genoptix:	Genoptix, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn. Douglas A. Schuling, Chief Financial Officer
If to Medical Group:	Cartesian Medical Group, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn. Bashar Dabbas, M.D., President

or to such other address, and to the attention of such other person as either party may designate in writing from time to time in accordance with this Section 14.

        15.    ENTIRE AGREEMENT; AMENDMENTS.

        This Agreement supersedes any and all other agreements, whether oral or written, between the parties with respect to the subject matter hereof and there are no representations, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement may not be modified or amended except by a written document executed by both parties to this Agreement, and any such written modifications shall be attached hereto.

        16.    STATE LAW; SEVERABILITY.

        This Agreement shall be construed and governed by the laws of the State of California. In the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any official action duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall, subject to the following, remain in full force and effect. If such action, however, has the affect of materially altering the obligations of either party in such matter as, in the judgment of the party affected: (a) shall cause financial hardship to such party, (b) shall cause the party to act in violation of its corporate articles or bylaws or (c) shall materially reduce the benefits of entering into this Agreement, the party so affected shall have the right to terminate this Agreement upon ten (10) days written notice to the other party.

        17.    CONFIDENTIALITY.

        Neither party shall disclose this Agreement or any of the terms hereof to any third party except as provided herein or except as otherwise required by law, without the prior written consent of the other party.

        18.    NON-WAIVER.

        The waiver by a party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so excepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

        19.    CAPTIONS.

        Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

        20.    CONFORMANCE TO SAFE HARBOR REGULATION.

        It is the intention of the parties that this Agreement comply in every respect with the provisions of 42 C.F.R. Section 1001.952(d), 42 U.S.C. Section 1320a-7b(b), and all related federal and State laws prohibiting and/or regulating patient referrals and payment arrangements among providers.

        21.    NO RECIPROCATION.

        The parties hereby acknowledge and agree that benefits provided to Medical Group hereunder neither require nor are in any way contingent upon the recommendation, referral, or any other arrangement for the provision of any items or services offered by Genoptix.

        22.    ASSIGNMENT.

        Medical Group shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Genoptix. Any unauthorized attempted assignment by Medical Group shall be null and void and of no force or effect.

        23.    FORCE MAJEURE.

        Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment that results, directly or indirectly, from: an Act of God; acts of civil or military authority; acts of public enemy; war; accidents; fires; explosions; earthquakes; floods; failure of transportation, machinery or supplies; vandalism; strikes or other work interruptions by Genoptix's employees; or any similar or dissimilar causes beyond the reasonable control of either party. Both parties shall, however, make good faith efforts to perform under this Agreement in the event of any such circumstance.

        24.    COUNTERPARTS.

        This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

        25.    ADDITIONAL DOCUMENTS.

        Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

GENOPTIX:
By:	/s/ TINA S. NOVA Tina S. Nova, Ph.D.
Title:	President and Chief Executive Officer
Date:	December 31, 2005
MEDICAL GROUP:
By:	/s/ BASHAR DABBAS Bashar Dabbas, M.D.
Title:	President and Treasurer
Date:	December 31, 2005

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  Exhibit 10.14
CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT